Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of October 31, 2023, by and among Cannasoul Analytics Ltd., a company duly incorporated under the laws of the State of Israel, registration number 515782894, having its principal offices at 9 Tarshish Street, Caesarea, Israel (the “Company”), and the Investor set forth in Schedule A (the “Investor”). Each of the Company and the Investors individually referred hereinafter as a “Party” and jointly as the “Parties”.

WHEREAS, the Company is engaged in the provision of analytical services to the medical cannabis industry and is involved, including via the Company’s subsidiaries, in various research and development projects in the cannabis field (the “Business Activity”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise capital by means of (a) the issuance of up to 12,784 of the Company’s Series A Preferred Shares, with no par value each (“Preferred Shares”), representing 5% of the Company’s issued and outstanding share capital (the “Issued Shares” or “Purchased Shares”), to the Investor, at a price per share equal to US$44.0215 (the “PPS”), reflecting Company pre-money valuation of US$ 12,000,000 on a Fully Diluted Basis, against the payment of an aggregate purchase price of US$ 562,770.86 (the “Investment Amount”), and (b) the issuance of a series of convertible notes (each, a “Convertible Note”) in an aggregate amount of up to US$ 3,437,242.74 (the “Convertible Note Amount”) convertible into 78,081 Preferred Shares in the form attached hereto as Schedule B (the “Convertible Note”), as more fully set forth in this Agreement; and

WHEREAS, the Investor desires to purchase and the Company desires to issue and sell to the Investors the Purchased Shares and the Convertible Note pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.            The Transaction.

1.1.         Issuance and Purchase of Shares. Subject to the terms and conditions hereof, the Investor shall purchase from the Company and the Company shall issue and allot to the Investor the Purchased Shares, comprising five (5) per cent of the Company’s issued and outstanding share capital, each Purchased Share at the PPS, against the payment of the Investment Amount.

1.2.         Issuance of the Initial Convertible Note. Subject to the terms and conditions hereof, at the Closing, the Investor shall purchase from the Company and the Company shall issue to the Investor a Convertible Note against payment of an amount of $1,437,229.14 (the “Initial Convertible Note”).

1.3.         Issuance of Subsequent Convertible Notes. Following the Closing, and subject to the meeting of the milestones set out in Schedule 1.3 attached hereto (each, a “Milestone”), the Investor shall transfer the amounts set out in Schedule 1.3 on the dates set out in Schedule 1.3 against issuance by the Company of additional Convertible Notes in the amounts transferred by the Investor. The Company shall provide confirmation in writing to the Investor upon the successful fulfillment of each Milestone immediately upon the completion of the relevant quarter. In the event that any of the Milestones are not met by the Company, or the Company does not provide notification that the Milestone has been met by the seventh day following the end of the relevant quarter, then the Investor shall no longer be obligated to make the payment due with respect to such Milestone or any subsequent Milestone and the Company shall not issue a Convertible Note to the Investor with respect to such Milestone with respect to which payment was not transferred by the Investor. In the event that a Milestone is met and the Investor does not make the payment in respect of such Milestone in accordance with Schedule 1.3 (a "Milestone Default"), then the Company shall be entitled, without any further action necessary on the part of the Investor, to convert all Preferred Shares held by the Investor or Preferred Shares into which any outstanding Convertible Notes are to be converted, into Ordinary Shares and further the Investor shall only be entitled to appoint one (1) director to the Board, all as more fully set out in the Amended Articles. Furthermore, in the event of a Milestone Default, all rights granted to the Investor pursuant to Schedules 2.1.6 – 2.1.10 shall be cancelled except for the Investor's right to appoint two (2) directors to Psyga Bio in accordance with the terms of Schedule 2.1.6.

2.            Closing. The purchase of the Issued Shares by the Investor and the issuance of the Issued Shares by the Company shall take place remotely, via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (including via e-email) (the “Closing”). At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.1.         The Company shall deliver to the Investor the following documents:

2.1.1.            Copies of the Unanimous Written Resolutions and consents of the Company’s shareholders in the form attached as Schedule 2.1.1A hereto, by which, inter alia (i) the execution, delivery and performance by the Company of this Agreement, including for avoidance of doubt the issuance of the Purchased Shares, and all exhibits and appendices attached thereto (collectively, the “Transaction Documents”) and the transactions contemplated thereunder shall be approved; (ii) the Articles of Association of the Company shall be replaced with the Amended and Restated Articles of Association attached as Schedule 2.1.1B hereto (the “Amended Articles”); and (iii) each of the shareholders of the Company shall waive any anti-dilution rights, preemptive rights, veto rights, rights of first refusal or the like, and any other right to receive shares or other securities of the Company (to the extent such rights exist), in connection with the transactions contemplated hereunder;

2.1.2.            Copies of Unanimous Written Resolutions of the Board of Directors of the Company (the “Board”) in the form attached as Schedule 2.1.2 hereto, by which, inter alia (i) the execution, delivery and performance by the Company of the Transaction Documents, and the transactions contemplated hereby and thereby shall be approved; (ii) the sale, issuance and allotment to the Investors of the Purchased Shares; and (iv) the recommendation to the Shareholders of the Company to approve the replacement of the Articles of Association of the Company with the Amended Articles;

2.1.3.            Validly executed share certificates covering the Issued Shares, issued in the name of the Investor, in the form attached hereto as Schedule 2.1.3;

2.1.4.            A Compliance Certificate in the form attached hereto as Schedule 2.1.4, duly executed by the Chief Executive Officer of the Company and dated as of the Closing, confirming and certifying that the representations and warranties set forth in Section 4 of this Agreement are true and correct as of the date hereof and through the Closing, and that the Company has performed and complied with all of its covenants, agreements, and undertakings set forth herein.

2.1.5.            An Opinion of Counsel of Weksler & Co., counsel to the Company, in the forms attached hereto as Schedule 1.1.1, and which is dated as of the Closing;

2.1.6.            A letter addressed to the Investor and signed by Psyga Bio Ltd. in the form attached hereto as Schedule 2.1.6;

2.1.7.            A letter addressed to the Investor and signed by Nidra Logic Ltd. in the form attached hereto as Schedule 2.1.7;

2.1.8.            A letter addressed to the Investor and signed by Professor David (Dedi) Meiri in connection with his shares in Cavnox Ltd. in the form attached hereto as Schedule 2.1.8;

2.1.9.            A letter addressed to the Investor and signed by Cavnox Ltd. in the form attached hereto as Schedule 2.1.9;

2.1.10.          A letter addressed to the Investor and signed by Cannasoul in the form attached hereto as Schedule 2.1.10.

2.1.11.          Duly executed addendums and letter between the Company and its subsidiaries and the Technion Research Development Fund Ltd., in the forms attached hereto as Schedule 2.1.11(i), Schedule 2.1.11(ii) and Schedule 2.1.11(iii);

2.1.12.          At the Closing, the Company shall receive a duly executed copy of a director appointment letter from the Investor, in the form attached hereto as Schedule 2.1.12.

2.1.13.          The Company’s budget attached hereto as Schedule 2.1.13 (the “Budget”) shall have been approved by the Board.

2.1.14.          The Initial Convertible Note duly executed by the Company.

2.2.         The Company shall register the allotment of the Issued Shares to the Investor in its shareholders register and deliver a copy to the Investor, in the form attached as Schedule 2.2 hereto.

2.3.         The Company, the Investor and certain other shareholders of the Company shall execute and deliver the Amended and Restated Investors’ Rights Agreement, a copy of which is attached hereto as Schedule 2.3 (the “Investors’ Rights Agreement”).

2.4.         The Investor and the Company shall execute and deliver a Research and Collaboration Agreement in the form attached as Schedule 2.4 (the “Collaboration Agreement”).

2.5.         The Investor shall transfer the Investment Amount and the Convertible Note Amount to the Company's bank account detailed in Schedule 2.3 hereto, in immediately available funds.

3.            [RESERVED].

4.            Representations and Warranties of Company. The Company hereby represents and warrants to the Investor, as of the date hereof and as of the Closing as follows, subject to the exceptions set forth in the Disclosure Schedule attached hereto as Schedule 4. For the purposes hereof, unless the context indicates otherwise, all references to the Company this Section 4 shall include the Subsidiaries (as defined below)) (the “Disclosure Schedule”, section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement), and acknowledge that the Investor are entering into this Agreement in reliance thereon, as follows:

“Subsidiaries” shall refer to Cavnox Ltd., Psyga Bio Ltd., MyPlant Bio Ltd., Nidra Logic Ltd. and Cannasoul Lab Services Ltd.

4.1.         Organization. The Company is duly incorporated and validly existing under the laws of the State of Israel and its control and management are in Israel. The Company has all requisite power and authority to execute to own, lease and operate its properties and assets and to conduct its business as now being conducted or as currently proposed to be conducted and to execute deliver this Agreement and other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby.

4.2.         Share Capital. The authorized share capital of the Company immediately prior to the Closing shall be 10,090,865 shares divided into:

4.2.1.            10,000,000 Ordinary Shares of which (i) 242,901 are issued and outstanding as of the date of this Agreement, (ii) 16,363 Ordinary Shares reserved for issuance under the Company’s employees share option plan, of which 7,757 Ordinary Shares are non-promised and unallocated, and (iii) 90,865 Series A Preferred Shares, none of which shall be outstanding, and are reserved and/or are to be issued according to the terms of this Agreement;

4.2.2.            Except for the transactions contemplated by this Agreement and/or in accordance with the Amended Articles, there are no other shareholders agreements, voting rights, preemptive rights, rights of first refusal, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities or to give any other similar rights to the shareholders of the company or to third parties. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The Issued Shares, when issued, sold and delivered in accordance with this Agreement, and the Preferred Shares issued upon conversion of the Convertible Note, when issued, sold and delivered in accordance with the Convertible Note, will be duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, will be free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Amended Articles) and duly registered in the name of the Investor in the Company's register of shareholders and will be offered, sold and issued in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Issued Shares and the Preferred Shares issuable upon conversion of the Convertible Note have been duly authorized and reserved for issuance by all necessary corporate action and, upon issuance in accordance with the terms of the Amended Articles, shall be duly and validly issued, fully paid, non-assessable, free of any preemptive rights, will have the rights, preferences, privileges and restrictions set forth in the Amended Articles and will be issued in compliance with all applicable securities laws. The Company has not granted any anti-dilution rights to any of the shareholders or other parties concurrent to this transaction or any other transaction with the Company and no such rights will be triggered as a result of the closing of this transaction and/or the issuance of the Issued Shares or the Preferred Shares upon conversion of the Convertible Note.

4.3.         Ownership of Shares. A complete and correct capitalization table of the Company on a Fully Diluted Basis (including, for the avoidance of doubt, all of the outstanding options, warrants or other rights to purchase shares of the Company's share capital, including the rights to purchase shares under the Convertible Note) immediately prior to and following the Closing is set forth in Schedule 4.2.2 of the Disclosure Schedule. The shareholders identified in Schedule 4.2.2 as the shareholders of the Company are the lawful owners, beneficially and of record, of all of the issued and outstanding share capital of the Company and of all rights thereto (including, for the avoidance of doubt, all options, warrants and other rights to purchase shares of the Company's share capital), free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and none of the said individuals owns any other shares, options or other rights to subscribe for, purchase or acquire any share capital of the Company from the Company or from each other, save as pursuant to the Amended Articles. For purposes hereof, “Fully Diluted Basis” means all issued shares, warrants, options, convertible loans, convertible securities or rights, adjustments, options (whether issued, granted or promised), convertible loans, rights and convertible securities, on an as-if exercised and as-converted basis (including without limitation, all rights and promises of any kind that could directly or indirectly result in the acquisition of shares of the Company), adjustments of numbers of issued or deemed issued shares triggered by, or in connection with, the transaction contemplated hereby (if any) and any anti-dilution adjustments and any unallocated options reserved for grant under the Company’s share option plan.

4.4.         Subsidiaries. The Company does not own or control, directly or indirectly, any interest, shares or rights in any corporation, association or business entity or other joint venture, except for as set forth in Schedule 4.4. The Company owns, beneficially and of record, the issued and outstanding share capital issued to it by the entities specified in Schedule 4.4, and all rights thereto, free and clear of liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, or other voting agreements. All issued and outstanding share capital of each of the Subsidiaries was duly authorized, and is validly issued and outstanding and fully paid and non-assessable. The Subsidiaries are corporations duly organized and validly existing under the laws of the respective states of their incorporation and have full corporate power and authority to own, lease and operate their respective properties and assets and to conduct their business as now being conducted and as currently proposed to be conducted. The Subsidiaries are duly qualified to transact business and, if applicable, are in good standing, in each jurisdiction in which they respectively operate.

4.5.         Directors, Officers. The directors and officers of the Company and the Subsidiaries as of the Closing are set forth in Schedule 4.5. Other than as set forth in Schedule 4.5, each officer of the Company is currently devoting all of his/her business time to the conduct of the business of the Company Except as set forth in Schedule 4.5, the Company is not aware that any officer or employee of the Company is planning to dedicate less than all of his/her business time to the conduct of the business of the Company in the future. Other than pursuant to the Amended Articles, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board and there is no voting agreement or other arrangement among the Company's shareholders. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company's directors or officers have been fully disclosed in writing to the Investors.

4.6.         Financial Statements. The Company has furnished the Investors with its audited and consolidated annual financial statements including the Company's Subsidiaries, for the period ended December 31, 2021 which are attached hereto as Schedule 4.6 and a trial balance sheet as at and for the period ending June 30, 2023 which is attached hereto as Schedule 4.6. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with Israel generally accepted accounting principles (“GAAP”) consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations and cash flows for the periods then ended. Except for obligations and liabilities reflected in the Financial Statements, the Company has no off balance sheet obligations and liabilities of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information in accordance with GAAP, consistently applied relating to all transactions to which the Company has been a party. The Company has no liabilities, debts or obligations, whether accrued, absolute or contingent, matured or unmatured or determined or undeterminable, exceeding US$20,000 in the aggregate, provided however, that with respect to any employment, advisor and consultant agreements, such amount will be calculated based on the outstanding amount owed to such consultant or advisor in accordance with the applicable employment, consultant or advisor agreement, and the Company has not taken any loans from third parties other than the liabilities set forth in Schedule 4.6 attached hereto. The Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company. Since its inception, the Company has been operated only in the usual and ordinary course of business. Since 30 June 2023, and except as set forth in Schedule 4.6, there has not been:

(a)          any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

(b)          any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(c)          any waiver by the Company of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company;

(e)          any material change or amendment to a material contract or material arrangement by which the Company or any of its respective assets or properties is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee of the Company;

(g)          any loans, guarantees or advances made by the Company to its employees, officers, shareholders or directors other than travel advances made in the ordinary course of business;

(h)          any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s assets;

(i)           any change in the accounting methods or accounting principles or practices employed by the Company;

(j)           any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company as currently being conducted or as currently proposed to be conducted;

(k)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

(l)           any receipt of written notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)         any resignation or termination of employment of any officer or key employee of the Company;

(n)          any other event or condition of any character that would likely materially and adversely affect the assets, properties, financial condition, operating results or business of the Company, as such business is presently conducted;

(o)          any failure of the Company to pay its debts as they come due; or

(p)          any arrangement or commitment by the Company to do any of the foregoing

4.7.         Authorization; Approvals. All corporate action has been taken or will be taken prior to Closing on the part of the Company necessary for (i) the authorization, execution, delivery, and performance of all of the Company's obligations under this Agreement, and (ii) the authorization, issuance, and sale of the Issued Shares and the shares issued upon conversion of the Convertible Note. This Agreement and its ancillary documents, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms. Other than the approval from the Israeli Cannabis Unit (ICU) with respect to the Preferred Shares issuable upon conversion of the Convertible Note, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Applicable Closing in connection with (i) the valid execution, delivery and performance of this Agreement, and (ii) the offer, sale or issuance of the Issued Shares and the Preferred Shares issuable upon conversion of the Convertible Note.

4.8.         Compliance and Permits. The Company have complied and is in compliance with all domestic and foreign, laws and regulations applicable to its business, the violation of which would have a material adverse effect to the assets, liabilities, financial condition or operating results of the Company. The Company has not received any notice that any violation of the foregoing is being or may be alleged and has no knowledge of any facts which are reasonably likely to result in such violation. The Company is not in default under (a) its current Articles of Association, or other governing instruments of the Company (b) any agreement, to which the Company is a party or by which any of its property is bound, which materially affects the Company’s business, condition (financial or otherwise), affairs, operations or assets, or (c) any applicable law and regulation or any order, writ, injunction or judgment of any court or any governmental or official authority, domestic or foreign applicable to the Company. The Company is not aware of any third party being in default under any agreement with the Company. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its Business Activity as now being conducted (the "Permits"), and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its Business Activity as currently planned to be conducted. A true and correct list of all Permits, and their current status (approved / pending) is set forth in Schedule 4.8.

4.9.         No Breach. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s Current Articles of association, as in effect prior to the adoption of the Amended Articles, (ii), any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign with respect to the Company, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person or entity, which consent or approval has not heretofore been obtained. To the Company’s knowledge, no third party is in default under any material agreement, contract or other material instrument, document or agreement to which the Company is a party.

4.10.       Ownership of Assets; No Indebtedness. The Company has no material assets, other than as provided in Schedule 4.10. Except as set forth in Schedule 4.10 the Company does not currently lease or license any real property nor does the Company own any real property. Except as set forth in Schedule 4.10 the Company owns, or holds under lease, all real and personal property, whether tangible or intangible, used by it in its business. All property owned by the Company is so owned free and clear of all mortgages, pledges, liens, licenses, leases security interests, encumbrances or charges other than those identified on Schedule 4.10 and except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any indebtedness of any other person or entity (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

4.11.       Intellectual Property and Other Intangible Assets.

4.11.1.          For purposes of this Agreement, the term “Intellectual Property” shall mean and refer to all (i) United States and other patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (v) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (vi) technology supporting any Internet site(s) operated by or on behalf of the Company, (vii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, modules, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions, source code, object code, and, with respect to all of the foregoing, related confidential documentation, (viii) trademarks, service marks, trade names, domain names and applications and registrations therefor, (ix) all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (x) other proprietary rights relating to the foregoing.

4.11.2.          Schedule 4.11 identifies each (a) patent, trademark, copyright, domain name or registration which has been issued to the Company with respect to any of the Company’s Intellectual Property; (b) pending patent, trademark or copyright application or application for registration which the Company has made with respect to any of the Company’s Intellectual Property; (c) each trade name or unregistered trademark used by the Company; and (d) license, agreement, or other permission pursuant to which the Company has received from or granted to any third party with respect to any of the Company’s Intellectual Property and the terms thereof. The Company owns and has developed, or has obtained the right to use, free and clear of all liens, claims and restrictions, all Intellectual Property used or required for use in the conduct of the Business Activity as now conducted and as currently proposed to be conducted, without infringing upon, misappropriating or violating (i) to the knowledge of the Company, any third party's patent or patent applications; and (ii) any other right, lien, or claim of others. Save for standard off-the-shelf software licenses, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to any Intellectual Property or any other intangible asset, with respect to the use thereof or in connection with the conduct of its Business Activity as now conducted or as currently proposed to be conducted or otherwise.

4.11.3.          The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates.

4.11.4.          The Company has not violated or by conducting its Business Activity as proposed, would not violate, infringe or misappropriate, to the Company' knowledge (i) any third party's patent or patent applications, or (ii) any other proprietary rights of any other person or entity. Neither the Company’s founders nor, to the knowledge of the Company, any of the Company's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the Company’s founders’ or such employee's best efforts to promote the interests of the Company or that would conflict with the Company's Business Activity as conducted and as currently proposed to be conducted.

4.11.5.          There are no outstanding licenses, or agreements of any kind relating to the Company's Intellectual Property necessary for the Company’s Business Activity as now conducted, nor is the Company bound by or a party to any licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity (including without limitation any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model). The Company is not aware of any Intellectual Property owned by any third party which is needed by the Company to conduct its Business Activity as currently conducted or proposed to be conducted.

4.11.6.          No source code of any of the Company's proprietary software has been licensed or otherwise provided or disclosed to another person or entity, and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license or otherwise provide the source code for any of the Company's proprietary software to any person or entity.

4.11.7.          All of the Company’s employees, officers, directors or consultants and service providers involved in the development of Intellectual Property have entered into written agreements with the Company assigning to the Company all rights in the Intellectual Property developed in the course of their employment by, or provision of services to, the Company. No Intellectual Property necessary to enable the activities of the business of the Company as now being conducted or as presently proposed to be conducted is owned by any current (or past), consultant or employee, director or shareholder of the Company. Any and all Intellectual Property of any kind which has been developed as of the date hereof by any employee or consultant of the Company is the property solely of the Company. No funding or facilities of an authority or a university, college, other educational institution or research center was used in the development of any of its Intellectual Property. The Company is not or has not been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate the Company to grant or offer to any person any license or right to any of its owned Intellectual Property. To the Company’s best knowledge, none of its Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of the Company’s products or services by the Company or (b) may affect the validity, use or enforceability of such Intellectual Property right. Except as set forth in Schedule 4.11, to the Company’s knowledge, the Company’s employees are not and were not, during the period in which they were developing any of the Employee IP (as defined below), employed by or engaged as a consultant with any academic, military, security forces, medical institution or similar governmental institution. Employee IP shall mean all Intellectual Property developed by any employee of the Company prior to or following the incorporation of the Company for the benefit of or in relation to the provisions of services to or furthering the business of the Company.

4.11.8.          The Intellectual Property owned by the Company is free and clear of all liens, encumbrances or other restrictions and no item of such Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending (or, to the best knowledge of the Company, is threatened) against the Company or the Company’s founders, to the best knowledge of the Company, against any person or entity owning the Intellectual Property licensed to the Company, orally or in writing, that challenges the legality, validity, enforceability, or ownership of, or the right of the Company to use, any one or more items of the Intellectual Property owned or licensed by the Company. The Company has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to any one or more items of the Intellectual Property.

4.12.       Taxes. The Company has duly and timely filed all tax returns and reports (including information returns and reports) as required by applicable law. Each such return or report was true and complete in all material respects when filed. None of such returns or reports has been audited by any taxing authority and the Company has not been advised that any of such returns or reports will be audited. There is no pending (or threatened by written notice delivered to the Company prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Company claimed or raised by any tax authority. Any and all taxes and other charges due by the Company to any local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been timely paid. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge The Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to their business, properties and operations. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company, its financial condition, its business as presently conducted or currently proposed to be conducted or any of its properties or assets. The Company is not currently liable for any tax due (whether income tax, capital gains tax, or otherwise). The Company has withheld or collected from each payment made to each of its employees and/or service providers, the amount of all taxes required to be withheld or collected therefrom and have paid the same to the proper tax receiving officers or authorized depositories, all to the extent regarded under applicable law.

4.13.       Agreements. Schedule 4.12 contains a true and complete list of all material contracts, licenses, commitments or undertakings, written or oral, to which the Company is a party or by which its property is bound. (“Material Contracts”). Each of such Material Contracts is in full force and effect and are the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms and no notice of termination of any such contract has been received or served by the Company, and neither the Company nor, to the best knowledge of the Company, any other party thereto is in breach thereof. Except as set forth on Schedule 4.12 hereto, the Company does not have any: (i) employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing; (ii) contracts with any affiliate of the Company or any of its officers or directors; (iii) contracts with any labor union or association representing any employee of the Company; (iv) contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (vi) contracts relating to the acquisition by the Company of any operating business or the share capital of any other person; (vii) contracts relating to the borrowing of money; (viii) any other contracts that involve more than US$30,000 in the aggregate or US$20,000 annually or require performance by any party more than one year from the date hereof. None of the Material Contracts is currently being renegotiated and the validity and effectiveness of all Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement or any ancillary documents hereto. None of the Material Contracts may be terminated in accordance with its terms as a result of the transactions contemplated by this Agreement and any ancillary documents hereto and the Company has not received any notice of termination of any Material Contract.

4.14.       Employment.

4.14.1.          Except as listed on Schedule 4.13 the Company has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing. The Company has complied with all applicable employment laws policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws respecting such withholding.

4.14.2.          To the Company’s knowledge, none of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted and as currently proposed to be conducted.

4.14.3.          There have been no notifications provided to the Company regarding pending claims by any current or former employees or consultants for compensation on termination of employment or engagement with the Company. The Company does not have any unsatisfied obligations of any nature to any of its former employees or consultants (including those currently engaged through current contractors or suppliers of the Company) and their termination was in compliance with all applicable legal requirements and agreements and they are owed nothing from the Company with respect to their employment or engagement period and/or termination or otherwise.

4.14.4.          To the Company’s knowledge (after reasonable inquiry), there is no unfair labor practice charge or complaint, or other proceeding, against the Company pending or threatened before any governmental entity and the Company has not received any notice of any such charge, complaint or other proceeding.

4.14.5.          All previous and current consultants of the Company have been appropriately classified as such and the Company is under the reasonable opinion that such consultants are not entitled to any rights, privileges or other entitlements applicable to “employees” under the applicable labor or employee law or governmental regulations.

4.15.       Litigation. There is no civil, criminal or arbitration proceeding, governmental inquiry or investigation pending or currently threatened against the Company, or any directors, officers, shareholders, consultants or employees of the Company in their capacity as such before any court, arbitration board or tribunal or administrative or other governmental agency, and, to the Company’s best knowledge, there is no basis for the foregoing. Neither the Company nor any of its officers are a party to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation initiated by the Company currently pending or that the Company intends to initiate.

4.16.       No Public Offer. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Issued Shares hereunder or the Preferred Shares issued upon conversion of the Convertible Note not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") or the Israeli Securities Law, 1968. None of the shares of the Company's share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such share capital has been offered and sold in compliance with all applicable securities laws.

4.17.       Brokers. Except as set forth in Schedule 4.17, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement.

4.18.       Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company or on behalf of any of the Company's Subsidiaries.

4.19.       Government Funding. The Company has not received any grant or other support or benefits (including, without limitation, tax benefits) from any Israeli or foreign government entity.

4.20.       Records. The minutes of the Company which have been provided to the Investors contain accurate and complete copies of the minutes of every meeting and/or written resolution of the Company's shareholders and the Board (and any committee thereof). No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in the Company's minute books. The corporate records of the Company are complete and accurate in all material respects.

4.21.       Interested Party Transactions. Except as set forth in Schedule 4.21, no officer, director or shareholder of the Company, or any affiliate of any such person or entity or the Company, has or has had, either directly, or to the best of the Company's knowledge, indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) has a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. There are no existing arrangements or proposed transactions between the Company and any officer, director, or holder of more than two percent (2%) of the share capital of the Company, or to the Company's best knowledge, any affiliate or associate of any such person (“Interested Party Transactions”). No employee (including the company’s founder) shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

4.22.       Privacy. The Company is in compliance with any and all legal requirements, orders or other requirement relating to privacy, data protection, export and the collection and use of personal information in applicable jurisdictions (“Privacy Laws”). The Company has not received any written notice of any claims or been charged with the violation of any Privacy Laws. To the Company’s best knowledge, no person has gained unauthorized access to or made any unauthorized use of any personally identifiable information maintained by the Company. The Company has reasonable security measures in place to protect personally identifiable information from use by any other person that is unlawful or that would violate Privacy Laws and no material changes have occurred with respect to the treatment of personal information by the Company since its incorporation.

4.23.       Insurance. Schedule 4.23 hereto sets forth a true, complete and accurate list of all insurance policies which the Company currently maintains with respect to its assets, liabilities, employees, officers, directors or other representatives (the “Insurance Policy/ies”). The Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or non-renewal by reason of the execution, delivery or performance of the Transaction Documents. The Company has paid all premiums or other payments due under each Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. The Company has not received any notice that any Insurance Policy is not in full force and effect and no claims have been submitted by the Company under any Insurance Policy.

4.24.       Full Disclosure. No representation or warranty in this Agreement (including the schedules attached hereto) nor any certificate made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. There is no material fact or information relating to the business, financial condition, operations, or assets of the Company (excluding, for the avoidance of doubt, any general facts or information regarding the industry in which the Company operates), known to the Company as of the Closing, that has not been disclosed to the Investors by the Company.

5.            Representations and Warranties of the Investor. The Investor represents and warrants to the Company, and acknowledge that the Company is entering into this Agreement in reliance thereon, as follows:

5.1.         Enforceability. The Investor has all necessary authority to execute and deliver this Agreement. This Agreement, when executed and delivered by the Investors, will constitute the valid, binding and enforceable obligations of the Investor, except (i) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (ii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

5.2.         Experience. The Investor is an experienced investor, particularly in the securities of companies in the development stage. The Investor is either an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 as amended (the “Securities Act”) or is not a “US Person”. The Investor acknowledges that it can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Issued Shares and has the capacity to protect its own interests. Moreover, the Investor acknowledges that due to the inherent risk involved in such investment, the Investor's investment may be substantially or totally lost.

5.3.         No Public Market. The Investors understand that the Issued Shares and the Preferred Shares issued upon conversion of the Convertible Note have not been registered under the Securities Act and no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

5.4.         Disclosure of Information. The Investors further represent that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Issued Shares and the business, properties, prospects and financial condition of the Company.

5.5.         Nothing in this Section 5 shall be deemed or construed so as to derogate from the representations and warranties of the Company in Section 4 above.

6.            Conditions Precedent to Closing by the Investor. The obligations of the Investor to purchase the Issued Shares, to invest in the Convertible Note and to transfer the funds at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Investor, which waiver shall be at the sole discretion of the Investor:

6.1.         Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct as of the Closing in all respects.

6.2.         Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing shall have been performed or complied with by the Company prior to or at the Closing.

6.3.         Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Issued Shares to the Investor at the Closing.

6.4.         Delivery of Documents. All of the documents to be executed and delivered by the Company shall be in the respective form attached to this Agreement or, if no such forms are attached, in a form satisfactory to the Investor and their respective counsel, in their reasonable discretion, and shall have been delivered to the Investor or to counsel to the Investor.

6.5.         No Injunction. No injunction, judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other authority of competent jurisdiction or other similar legal restraint or prohibition preventing, enjoining, restraining, prohibiting or making illegal the consummation of this Agreement or any of the transactions contemplated hereby shall be in effect on the Applicable Closing.

7.            Conditions Precedent to Closing by the Company. The Company’s obligations to sell and issue the Issued Shares and issue the Convertible Note at the Closing to the Investor are subject to the fulfillment at or before the Closing of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investor prior to or at the Closing shall have been performed or complied with by the Investor prior to or at the Closing, including, without limitation, the payment of the Investment Amount in immediately available US Dollar funds to the account designated by the Company, (b) the representations and warranties made by the Investor in this Agreement shall be true and correct as of the date of the Closing, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company.

8.            Covenants.

8.1.         Approval of Investor by Israeli Medical Cannabis Unit. As soon as practical following the signing of this Agreement, the Company shall submit an application to the Israeli Medical Cannabis Unit of the Ministry of Health (“Yakar”) requesting that the Investor be entitled to hold more than five (5) percent of the issued and outstanding share capital of the Company (the “Yakar Approval”). The Company and the Investor shall cooperate and each shall take all reasonable actions necessary to expedite the receipt of the Yakar Approval.

8.2.         Expenses. The Company shall reimburse the Investor, subject to and upon the occurrence of the Closing, for its legal fees and other expenses actually incurred with respect to the transaction set forth in this Agreement; provided, however, that such reimbursement does not exceed forty thousand US Dollars ($40,000) plus Value Added Tax.

9.            [RESERVED].

10.           Miscellaneous

10.1.       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to any applicable principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Tel Aviv, Israel, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court.

10.2.       Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company except to a successor to substantially all of the business and assets of the Company who has assumed in writing all obligations under this Agreement. Subject to Section 10.3 below, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Company, except that the Investor shall be entitled (at its sole discretion) to assign their rights to invest the Issued Shares either to the person controlling 100% of the Investor (if the Investor is a legal entity) or to any legal entity wholly owned by the Investor, in each case without the need to obtain the consent of the Company or any other third party, by providing a written notice to the Company with respect to such assignment prior to the date of the Closing.

10.3.       Transfer of Rights. The Investor shall have the right to transfer its rights and obligations under this Agreement (including the Issued Shares) in accordance with the Amended Articles.

10.4.       Entire Agreement; Amendment and Waiver. This Agreement and the schedules hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled. Any term of this Agreement may be amended only with the written consent of the Company and the Investor. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought.

10.5.       Confidentiality; Press Release. Each Party shall keep this Agreement in strict confidence and shall not disclose the existence of this Agreement and/or the terms hereof to any third party and/or issue any press release or make a public statement with respect to any of the foregoing, and/or use the name of the other Parties, without the prior written consent of the other Parties, except for a disclosure on a need to know basis (including to such Party's advisors) or as required by law, regulation or by any governmental authority. Notwithstanding the above, it is agreed that, upon the Closing, the parties shall issue a press release in connection with the transactions contemplated hereby in a mutually agreed form and any information included therein shall be able to be used by either party in any future press release or public statement.

10.6.       Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing (email will be deemed as writing) and shall be addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

if to the Investor:

With a copy (which shall not constitute notice) to:

Amar, Reiter, Jeanne, Shochatovitch & Co., Lawyers

Technology Park,The Tower main building ("HaMigdal"), 6th floor,

2 Agudat Sport Hapoel Rd. Jerusalem 9695801 Israel

Attention: Daniel Chinn, Esq.

Email: danielc@ayr.co.il

if to the Company

Info@Cannasoul.co.il

5 Tarshish St., Caesarea, Israel, P.O.B. 3150

With a copy (which shall

not constitute notice) to:

Any notice sent in accordance with this Section shall be deemed received (i) if sent via email, within two (2) business days, upon confirmation of receipt, or (ii) if delivered in person or by courier service, upon delivery, provided however that any notices sent in accordance with sub-sections (ii) shall be also sent via email.

10.7.       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as stated in this Agreement, all remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

10.8.       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.9.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission (including in PDF format) or by facsimile shall be sufficient to immediately bind the Parties to the terms and conditions of this Agreement.

10.10.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Page Follows]

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

Company

Cannasoul Analytics Ltd.

By:	/s/ Shmuel Mandel
Name:	Shmuel Mandel
Title:	Chief Executive Officer

Investor

Synaptogenix, Inc.

By:	/s/ Alan Tuchman
Name:	Alan Tuchman
Title:	Chief Executive Officer